Exhibit 10.38

FIRST SUPPLEMENT AND AMENDMENT TO PURCHASE AGREEMENT

This First Supplement to Purchase Agreement (“Supplement”) is made and entered into effective as of November 1, 2024, by and among Orion Equity Partners, LLC a Delaware limited liability company (the “Investor”), and Hyperscale Data, Inc., f/k/a Ault Alliance, Inc., a Delaware corporation (the “Company”) and Ascendiant Capital Markets, LLC (“Ascendiant”). Capitalized terms not otherwise defined in this Supplement shall have the meanings set forth in the Agreement, as such term is defined below.

RECITALS

WHEREAS, the Company and Investor (the “Parties”) entered into a Purchase Agreement on June 20, 2024 (the “Agreement”) whereby Company may, from time to time, require that the Investor purchase up to $25 million of the Company’s shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Shares”);

WHEREAS, Company and Investor (the “Parties”) in accordance with FINRA Rule 5121, have engaged Ascendiant to serve as Qualified Independent Underwriter (“QIU”) for future purchases made under the Purchase Agreement in such cases where a QIU would be necessary;

WHEREAS, in consideration for Ascendiant’s services as a QIU, when necessary under the applicable FINRA rules and regulations, Investor will pay Ascendiant a cash fee equal to $270,000, of which $20,000 shall be allocated towards the payment of Ascendiant’s legal fees in connection with the transaction; and

WHEREAS, The Parties desire that, Ascendiant, in consideration for its services as QIU, shall receive a comfort letter and such bring-down comfort letters that may be issued from time to time from the Accountant; and

WHEREAS, the Parties desire to amend the Purchase Agreement to increase the Commitment Amount (as defined in the Agreement) from $25 million to $37.50 million and to reduce the Purchase Price on the terms set forth herein.

NOW, THEREFORE, The Parties and Ascendiant hereto agree as follows:

Section 1.     Compensation of Ascendiant. In consideration for Ascendiant’s services as a QIU when necessary under the applicable FINRA rules and regulations, Investor will pay Ascendiant a cash fee equal to $270,000, of which $20,000 shall be allocated towards the payment of Ascendiant’s legal fees in connection with the transaction. Such cash payment shall be paid to Ascendiant by Investor from time to time as mutually agreed by and between Investor and Ascendiant, by wire transfer of immediately available funds at the account set forth on Exhibit A attached hereto. If the condition set forth in Section 7.01(e) of the Purchase Agreement is not satisfied and continues uncured for a period of thirty (30) consecutive calendar days, then Ascendiant may terminate its services as a QIU after five (5) Trading Days prior written notice to Investor. For the avoidance of any doubt, Ascendiant shall not have any rights or obligations under the Purchase Agreement except for those set forth in this Supplement.

Section 2.     The Agreement shall be, and it hereby is, amended by deleting its first WHEREAS clause therein in its entirety and replaced with the following:

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $37.50 million of the Company’s shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Shares”); and

Section 3.     The Agreement shall be amended and supplemented by deleting Section 6.27 therein in its entirety and replaced with the following:

“Section 6.27     Delivery of Bring-Down Opinions Upon Occurrence of Certain Events. Within five (5) Trading Days immediately following the date the Company files with the SEC (i) an annual report on Form 10-K under the Exchange Act with respect to a fiscal year ending after the Commencement Date; (ii) an amendment on Form 10-K/A to an annual report on Form 10-K under the Exchange Act with respect to a fiscal year ending after the Commencement Date, which contains amended material financial information (or a restatement of material financial information) or an amendment to other material information contained in a previously filed Form 10-K, which contains amended material financial information (or a restatement of material financial information); or (iii) the Initial Registration Statement, any New Registration Statement, or the Prospectus or any amendment to other material information contained or incorporated by reference in the Initial Registration Statement or any New Registration Statement (each, a “Representation Date”), the Company shall (I) deliver to the Investor a Compliance Certificate, dated such date, (II) cause to be furnished to the Investor an opinion and negative assurance “bring down” from outside counsel to each of the Company and the Investor, respectively, substantially in the form mutually agreed to by the Company and the Investor prior to the date of this Agreement, modified, as necessary, to relate to such Registration Statement or post-effective amendment, as applicable (each such opinion, a “Bring-Down Opinion”) and (III) cause to be furnished to the Investor and Ascendiant Capital Markets, LLC (“Ascendiant”) (in such cases where Ascendiant’s services as a QIU would be necessary) a comfort letter from the independent registered public accounting firm or firms whose reports are included or incorporated by reference in the Registration Statement and the Prospectus, and any Prospectus Supplement (in the case of a post-effective amendment, only if such amendment contains amended or new financial information) (the “Bring-Down Comfort Letter”). The requirement to provide the documents identified in clauses (I) and (II) of this Section 6.27 shall be waived for any Representation Date if the Company or the Investor has given notice (in accordance with the terms herein) to the other party in writing of the suspension of Advances (a “Suspension”), which waiver shall continue until the earlier to occur of the date the Company delivers an Advance Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to deliver an Advance Notice following a Representation Date when a Suspension was in effect and did not provide the Investor with the documents identified in clauses (I), (II) and (III) of this Section 6.27, then before the Investor accepts such Advance Notice, the Company shall provide the Investor with the documents identified in clauses (I), (II) and (III) of this Section 6.27 and Ascendiant (in such cases where Ascendiant’s services as a QIU would be necessary) with the documents identified in clauses (III), dated as of the date that the Advance Notice is accepted by the Investor.”

Section 4.     The Agreement shall be amended and supplemented by deleting Section 6.04 therein in its entirety and replaced with the following:

“Section 6.04     Opinion of Counsel; Auditor Comfort Letter. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor and Ascendiant shall receive an opinion letter and negative assurances letter from counsel to the Company in form and substance reasonably satisfactory to the Investor and Ascendiant and (b) shall receive from the Company’s independent registered public accounting firm (the “Accountant”), or a successor independent registered public accounting firm for the Company, a letter dated from the date of the filing of the Registration Statement addressed to the Investor and Ascendiant, in form and substance reasonably satisfactory to the Investor and Ascendiant with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and any Prospectus Supplement, except that the specific date referred to therein for the carrying out of procedures shall be no more than three Business Days prior to the Commencement Date.”

Section 5.     The Agreement shall be amended and supplemented by deleting Section 7.01(k) therein in its entirety and replaced with the following:

“7.01(k)     Bring-Down Opinions of Counsel, Bring-Down Comfort Letter and Compliance Certificates. The Investor and Ascendiant (in such cases where Ascendiant’s services as a QIU would be necessary) shall have received (a) all Bring-Down Opinions which the Company was obligated to instruct its outside counsel to deliver prior to the applicable Condition Satisfaction Date for the applicable Advance, (b) all Bring-Down Opinions from its outside counsel prior to the applicable Condition Satisfaction Date for the applicable Advance (c) a Bring-Down Comfort Letter which the Company was obligated to instruct the Accountant to deliver prior to the applicable Condition Satisfaction Date for the applicable Advance and (d) all Compliance Certificates which the Company was obligated to deliver to the Investor and Ascendiant prior to the applicable Condition Satisfaction Date for the applicable Advance, in each case in accordance with Section 6.28.”

Section 6.     The Agreement shall be amended by deleting the definition “Commitment Amount” in its entirety and replaced with the following:

““Commitment Amount” shall mean $37,500,000 of Shares, provided that, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Shares issued under this Agreement would exceed 64,734 Shares, which are equal to 19.99% of the outstanding Shares as of the date of this Agreement (the “Exchange Cap”), if such Exchange Cap is applicable; provided further that, the Exchange Cap will not apply unless (i) it is required by the rules of the Principal Market or Trading Market and (ii) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or Trading Market (“Stockholder Approval”).”

Section 7.      The Agreement shall be amended by deleting the definition “Purchase Price” in its entirety and replaced with the following:

““Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by 92%.”

Section 8.     The Agreement shall be amended by deleting Sections 13.04(b) and (c) in their entirety.

Section 9.      The Parties hereby acknowledge and agree that, for so long as Ascendiant shall serve as QIU, Ascendiant shall be entitled to all notices under the Purchase Agreement of which both the Company and the Investor are entitled to receive in accordance with Article XII of the Purchase Agreement, to the attention of Bradley J. Wilhite, Ascendiant Capital Markets LLC, 110 Front Street, Suite 300, Jupiter, Florida 33477, email bwilhite@ascendiant.com, telephone: (561) 427-1727, with a copy to (and which shall not constitute notice to) the attention of Brian Lebrecht, Esq., Clyde Snow & Sessions, 201 S. Main Street, Suite 2200, Salt Lake City, UT 84111, email: bal@clydesnow, and telephone (801) 433-2453.

Section 10. Except as otherwise expressly provided herein, the Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof: (i) all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended and supplemented by this Agreement, (ii) all references in the other Transaction Documents to the “Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended and supplemented by this Agreement, and (iii) each provision in each Transaction Agreement shall be deemed amended and supplemented to conform to the amendments and supplements set forth herein in all respects.

Section 11. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Below]

ORION EQUITY PARTNERS, LLC

By:
Name: William Coons
Title: Manager

HYPERSCALE DATA, INC.

By:
Name: Milton C. Ault, III
Title: Executive Chairman

ASCENDIANT CAPITAL MARKETS, LLC

By:
Name: Bradley J. Wilhite
Title: Managing Partner